FOR IMMEDIATE RELEASE

For more information contact:

Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 233-9332

Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS FIRST QUARTER EPS UP 159.4% TO $0.83;
INCREASES FISCAL 2004 EPS EXPECTATIONS TO $2.80

        OSHKOSH, WIS. (January 22, 2004) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that net income increased 163.0 percent to $29.7 million, or $0.83 per share, on sales of $493.2 million for the quarter ended December 31, 2003. This compares with net income of $11.3 million, or $0.32 per share, on sales of $426.3 million for last year’s first quarter. These results exceeded Oshkosh’s most recent earnings expectations of $0.48 per share for the first quarter of fiscal 2004. Oshkosh also increased its sales and earnings estimates for fiscal 2004 results to $1.97 billion and $2.80 per share, respectively.

        Sales increased 15.7 percent in the first quarter of fiscal 2004 to $493.2 million. Operating income increased 129.5 percent to $46.7 million, or 9.5 percent of sales, compared to $20.4 million, or 4.8 percent of sales, in the prior year’s first quarter. Operating income increased principally due to a near tripling of earnings in the Company’s defense business, improved fire and emergency business performance and lower interest costs.

-Continued-

        Robert G. Bohn, chairman, president and chief executive officer, said, “We are very pleased with our exceptional first quarter financial performance, which can be attributed largely to strong results in our defense business. Sales to international defense customers as well as outstanding defense parts sales arising chiefly from the conflicts in Iraq and Afghanistan were major performance drivers. Ongoing cost reduction initiatives allowed us to increase margins on MTVR sales again. In addition, the fire and emergency business delivered strong results, higher orders and increases in backlog. For our commercial business, first quarter earnings were down slightly, but we expect an improving order rate to lead to a recovery in this business during fiscal 2004.”

        Factors affecting first quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 8.8 percent to $122.9 million for the quarter. Operating income was up 15.8 percent to $11.6 million, or 9.4 percent of sales, compared to prior year operating income of $10.0 million, or 8.9 percent of sales. Higher sales of airport products were the primary contributor to the increases.

        Defense—Defense segment sales increased 28.1 percent to $190.4 million for the quarter, despite a $32.0 million planned reduction in sales of MTVR trucks. Substantially higher international heavy truck sales drove most of the sales increase, and parts sales also rose sharply. Certain shipments of Heavy Equipment Transporters to the U.K. were accelerated from the second to the first quarter to meet mission objectives of the U.K. Ministry of Defence. Operating income in the first quarter was up 287.6 percent to $37.2 million, or 19.5 percent of sales, compared to prior year operating income of $9.6 million, or 6.5 percent of sales. Earnings for the current year quarter increased primarily due to the higher level of international heavy truck sales. Earnings also reflected a $6.5 million cumulative catch-up adjustment to operating income due to an increase in margins on the company’s MTVR contract from 5.5 percent to 6.3 percent as a result of a warranty settlement and positive cost performance due to increased overall defense segment production volume. The Company recorded MTVR margins during the first quarter of fiscal 2003 at a 4.3 percent rate. Operating income for the quarter also benefited from increased sales of higher-margin parts and lower bid and proposal spending compared to the prior year quarter.

-Continued-

        Commercial—Commercial segment sales increased 9.7 percent to $183.0 million for the quarter, largely as a result of a higher mix of package sales involving a chassis and body and higher unit volumes in domestic and European refuse products. Operating income decreased 6.1 percent to $7.2 million, or 3.9 percent of sales, compared to 4.6 percent of sales in the prior year quarter. Commercial operating income declined because package sales involve lower margins and due to an increase in new product development spending.

        Corporate and other—Operating expenses and inter-segment profit elimination increased $2.3 million to $9.2 million, largely due to higher variable incentive compensation expense and investments in additional personnel and services. Net interest expense for the quarter decreased $2.3 million to $0.9 million, compared to the prior year quarter. Lower interest costs were largely due to debt reduction resulting from available cash flow and the September 2003 prepayment of the Company’s 8 ¾% Senior Subordinated Notes.

        Total debt increased during the quarter to $74.0 million at December 31, 2003 from $53.1 million at September 30, 2003 as a result of increased working capital requirements associated with the Company’s U.K. Ministry of Defence contracts and seasonal working capital requirements.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.05 per share for Class A Common Stock and $0.0575 per share for Common Stock. These dividends, unchanged from the immediately preceding quarter, will be payable February 13, 2004, to shareholders of record as of February 6, 2004.

        The Company will comment on first quarter earnings and expectations for the remainder of fiscal 2004 during a live conference call at 11:00 a.m. Eastern Standard Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec®, Geesink and Norba brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the success of the launch of the Revolution™ composite concrete mixer drum, the outcome of defense truck procurement competitions, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2004 are based in part on certain assumptions made by the Company, including, without limitation, those relating to concrete placement activity; anticipated sales of the Revolution composite concrete mixer drum; the performance of the U.S. and European economies generally, when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; level of U.S. Department of Defense procurement of replacement parts and remanufacturing of trucks; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba sales and operating income; spending on bid and proposal activities and new product development; interest costs; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2003	2002
	(In thousands, except per share data)
Net sales	$ 493,194	$ 426,336
Cost of sales	404,772	368,697

Gross income	88,422	57,639
Operating expenses:
Selling, general and administrative	40,031	35,675
Amortization of purchased intangibles	1,663	1,602

Total operating expenses	41,694	37,277

Operating income	46,728	20,362
Other income (expense):
Interest expense	(1,148)	(3,409)
Interest income	250	187
Miscellaneous, net	(40)	(276)

	(938)	(3,498)

Income before provision for income taxes
and equity in earnings of unconsolidated
affiliates	45,790	16,864
Provision for income taxes	16,712	6,204

Income before equity in earnings of
unconsolidated affiliates	29,078	10,660
Equity in earnings of unconsolidated
affiliates, net of income taxes	620	632

Net income	$ 29,698	$ 11,292

Earnings per share	$ 0.85	$ 0.33
Earnings per share assuming dilution	$ 0.83	$ 0.32
Weighted average shares outstanding:
Basic	34,800	33,883
Assuming dilution	35,779	34,784
Cash dividends:
Class A Common Stock	$ 0.05000	$ 0.03750
Common Stock	$ 0.05750	$ 0.04313

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2003	September 30, 2003
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 23,588	$ 19,245
Receivables, net	170,115	159,752
Inventories	277,419	242,076
Prepaid expenses	9,416	10,393
Deferred income taxes	32,419	35,092

Total current assets	512,957	466,558
Investment in unconsolidated affiliates	23,395	21,977
Other long-term assets	12,210	7,852
Property, plant and equipment	292,997	285,270
Less accumulated depreciation	(143,934)	(138,801)

Net property, plant and equipment	149,063	146,469
Purchased intangible assets, net	101,566	102,460
Goodwill	348,223	337,816

Total assets	$ 1,147,414	$ 1,083,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 102,416	$ 115,739
Floor plan notes payable	26,407	18,730
Customer advances	154,284	164,460
Payroll-related obligations	27,079	33,712
Income taxes	8,951	263
Accrued warranty	28,139	29,172
Other current liabilities	59,245	54,293
Revolving credit facility and current maturities
of long-term debt	73,109	51,625

Total current liabilities	479,630	467,994
Long-term debt	863	1,510
Deferred income taxes	43,257	47,619
Other long-term liabilities	63,357	47,146
Commitments and contingencies
Shareholders' equity	560,307	518,863

Total liabilities and shareholders' equity	$ 1,147,414	$ 1,083,132

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2003	2002
	(In thousands)
Operating activities:
Net income	$ 29,698	$ 11,292
Non-cash and other adjustments	6,986	49
Changes in operating assets and liabilities	(48,745)	(16,962)

Net cash used for operating activities	(12,061)	(5,621)
Investing activities:
Additions to property, plant and equipment	(4,716)	(5,174)
Proceeds from sale of assets	46	1,879
Decrease (increase) in other long-term assets	(434)	743

Net cash used for investing activities	(5,104)	(2,552)
Financing activities:
Net borrowings under revolving credit facility	20,100	--
Proceeds from issuance of long-term debt	965	--
Repayment of long-term debt	(240)	(12,194)
Dividends paid	(2,001)	(1,459)
Other	1,772	893

Net cash provided from (used for)
financing activities	20,596	(12,760)
Effect of exchange rate changes on cash	912	261

Increase (decrease) in cash and cash equivalents	4,343	(20,672)
Cash and cash equivalents at beginning of period	19,245	40,039

Cash and cash equivalents at end of period	$ 23,588	$ 19,367

Supplementary disclosure:
Depreciation and amortization	$ 6,585	$ 6,106

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2003	2002
	(In thousands)
Net sales to unaffiliated customers:
Commercial	$ 182,996	$ 166,751
Fire and emergency	122,861	112,956
Defense	190,387	148,609
Intersegment eliminations	(3,050)	(1,980)

Consolidated	$ 493,194	$ 426,336

Operating income (expense):
Commercial	$ 7,187	$ 7,652
Fire and emergency	11,606	10,025
Defense	37,164	9,588
Corporate and other	(9,229)	(6,903)

Consolidated	$ 46,728	$ 20,362

Period-end backlog:
Commercial	$ 215,385	$ 152,412
Fire and emergency	347,577	315,811
Defense	874,761	606,040

Consolidated	$ 1,437,723	$ 1,074,263